Exhibit 10.10
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT, effective as of _______ ___, 2010, between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and STUART J. BECKER (the “Executive”), recites and provides as follows:
W I T N E S S E T H:
     WHEREAS, the Company desires to employ the Executive to devote substantially all of his business time, attention and efforts to the business of the Company and to serve as the Executive Vice President and Chief Financial Officer of the Company; and
     WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.
     NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:
     1. RECITALS. The above recitals are incorporated by reference herein and made a part hereof as set forth verbatim.
     2. EMPLOYMENT. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of the Company’s Executive Vice President and Chief Financial Officer to serve for the Term (as hereinafter defined) hereof, subject to earlier termination as hereinafter provided.
     3. TERM. The Initial Term of the Executive’s employment hereunder (the “Initial Term”) shall be for a period of three (3) years commencing on _______ __, 201__ (the “Effective Date”), and continuing until _________ __, 201__, unless terminated earlier as provided herein. If neither the Company nor the Executive has provided the other with written notice of an intention to terminate this Agreement at least thirty (30) days before the end of the Initial Term (or any subsequent renewal period), this Agreement will automatically renew for a twelve (12) month period. For purposes of this Agreement, the word “Term” means the Initial Term and the period of any extension of the Initial Term pursuant to the preceding sentence.
     4. SERVICES. The Executive shall devote substantially all of his business time, attention and effort to the Company’s affairs. The Company further agrees that the Executive may engage in civic and community activities and endeavors provided that such activities do not interfere with the performance of the Executive’s duties hereunder. The Executive shall have full authority and responsibility for formulating policies and administering the Company in all respects, subject to the general direction, approval and control of the Company’s President and Chief Executive Officer.
     5. COMPENSATION.
        (a) Base Salary. During the Term, the Company shall pay the Executive for his services an annual Base Salary equal to Two Hundred Fifty Thousand Dollars ($250,000), subject to any increases approved by the Board of Directors (the “Board”) or its

Compensation Committee (the “Committee”). Such Base Salary shall be paid in accordance with the Company’s payroll schedule. Any increase in Base Salary shall not serve to limit or reduce any other obligations to the Executive under this Agreement.
        (b) Annual Bonus. In addition to his annual Base Salary, for performance in calendar year 2011 and thereafter during the Term, the Executive shall have the opportunity to earn an Annual Bonus to the extent that prescribed individual and corporate goals established by the Committee are achieved. The individual and corporate goals established by the Committee shall provide the Executive the opportunity to earn Annual Bonus payments of up to fifty percent (50%) of Base Salary to the extent such goals are achieved. Any Annual Bonus that is earned under this Section 5(b) shall be paid in a single lump sum payment no later than March 15 following the calendar year in which the Annual Bonus is earned. The Executive shall not be entitled to any Annual Bonus for performance in calendar year 2010.
     6. BENEFITS. The Company agrees to provide the Executive with the following benefits:
        (a) Vacation. The Executive shall be entitled each calendar year to a vacation, during which time his compensation shall be paid in full. The time allotted for such vacation shall be an aggregate of four (4) weeks. In the year Executive terminates employment, he shall be entitled to receive a prorated paid vacation based upon the amount of time that he has worked during the year of termination. In the event that he has not taken his vacation time computed on a prorated basis, he shall be paid, at his regular rate of pay, for unused vacation. In the event Executive has taken more vacation time than allotted for the year of termination, there shall be no reduction in compensation otherwise payable hereunder.
        (b) Employee Benefits. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in all Company employee benefit plans in which other executive level employees of the Company and/or the members of their families, as the case may be, are eligible to participate including, but not limited to, any retirement, pension, profit-sharing, insurance or other plans which may now be in effect or which may hereafter be adopted by the Company. Regarding life insurance, the Executive shall have the right to name the beneficiary of such life insurance policy.
        (c) Equity Plan Participation. The Executive shall be eligible to participate in the Company’s 2010 Equity Incentive Plan and any subsequent equity incentive plan established during the Term and shall receive awards, in such amounts and subject to such terms, as determined by the Committee. Notwithstanding the preceding sentence, effective as of the completion of the initial public offering of the Company’s common stock the Executive shall receive a grant of options to purchase Forty-seven Thousand (47,000) shares of the Company’s common stock under the Company’s 2010 Equity Incentive Plan (which shall be governed solely by the terms of the option agreement prescribed by the Committee and the terms of the Company’s 2010 Equity Incentive Plan).
     7. EXPENSES. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses related to his services and the Company’s business, and the Company agrees to promptly reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties to the Company upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses. These expenses include, but are not limited to, travel, meals and entertainment. Expenses that are reimbursable to the Executive under this Section 7 shall be paid to the Executive in accordance with the Company’s expense reimbursement policy but in no event later than March 15 following the calendar year in which the expense is incurred.
     8. TERMINATION.
        (a) Grounds. This Agreement shall terminate in the event of the Executive’s death. In the case of the Executive’s Disability, the Company may elect to terminate the Executive’s employment as a result of such Disability. Where appropriate, the Company also may terminate the Executive’s employment pursuant to a Termination With Cause. Finally, the Executive may terminate his employment with the Company pursuant to either a Voluntary Termination or a Voluntary Termination for Good Reason. For purposes of this Agreement, the terms Disability, Voluntary Termination, Voluntary Termination for Good Reason, and Termination With Cause are defined in Section 11 of this Agreement.
        (b) Notice of Termination. Any termination by the Company or the Executive (other than upon death) shall be communicated by Notice of Termination to the Executive or the Company, as applicable. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; and (iii) the date of termination in accordance with Section 8(c) below.
        (c) Date of Termination. For the purposes of this Agreement, “Date of Termination” means (i) if the Company intends to treat the termination as a termination based upon the Executive’s Disability, the Executive’s employment with the Company shall terminate effective on the thirtieth day after the date of the Notice of Termination (which may not be given before the Executive has been absent from work on account of a physical or mental illness or physical injury for at least one hundred fifty (150) days) provided that, before such date, the Executive shall not have returned to full-time performance of the Executive’s duties; (ii) if the Executive’s employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Executive; (iii) if the Executive’s employment is terminated by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination (and the Executive shall be deemed to have terminated his employment by Voluntary Termination if the Executive voluntarily refuses to provide substantially all the services described in Section 4 hereof for a period greater than four (4) consecutive weeks (excluding periods in which the Executive is not performing services on account of vacation in accordance with Section 6(a) hereof and periods in which the Executive is not performing services on account of the Executive’s illness or injury or the illness or injury of a member of the Executive’s immediate family); in such event, the Date of Termination shall be the day after the last day of such four-week period); (iv) if the Company intends to treat the termination as a Termination With Cause, the Company shall provide the Executive written notice of such grounds for termination and the Executive shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of the Board, failing which the Date of Termination shall be the end of such thirty (30) day period; or (v) if the Executive’s employment is terminated by reason of Voluntary Termination for Good Reason, the Date of Termination shall be thirty (30) days after the end of the thirty (30) day cure period.
     9. COMPENSATION UPON TERMINATION WITH CAUSE, VOLUNTARY TERMINATION, DEATH OR DISABILITY. This Section 9 applies in the event that the Executive’s employment ends upon a Termination With Cause, a Voluntary Termination, Death or Disability or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason. In any of those events, the Executive (or the Executive’s estate in the event of his death) shall be entitled to receive the Standard Termination Benefits. The Standard Termination Benefits are the benefits or amounts described in the following subsections (a) and (b):
        (a) The Executive shall be entitled to receive any compensation (including Base Salary and Annual Bonus and accrued but unused vacation) that is earned but unpaid as of the Date of Termination.
        (b) The Executive shall be entitled to receive any benefits due him under the terms of any employee benefit plan maintained by the Company and under the terms of any option, restricted stock or similar equity award; which benefits shall be paid in accordance with the terms of the applicable plan and any award agreement between the Executive and the Company.
Except for the Standard Termination Benefits, the Executive shall not be entitled to receive any compensation after the Date of Termination on account of a Termination With Cause, a Voluntary Termination, death, Disability or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason.
     10. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR VOLUNTARY TERMINATION WITH GOOD REASON. This Section 10 applies in the event that the Executive’s employment ends upon a Termination Without Cause or a Voluntary Termination With Good Reason. In any of those events, the Executive shall be entitled to receive the benefits and amounts described in the following subsections (a), (b), (c) and (d):
        (a) The Company shall pay or provide the Standard Termination Benefits as defined in Section 10 except that all outstanding options, shares of restricted stock and other equity awards, shall be vested and exercisable as of the Date of Termination and outstanding options, stock appreciation rights and similar equity awards shall remain exercisable thereafter until their stated expiration date as if the Executive’s employment had not terminated.
        (b) The Company shall pay an amount equal to the product of the Multiple (as defined below) times the Executive’s Base Salary at the rate in effect on the Date of Termination (or, in the case of a Voluntary Termination for Good Reason, at the rate in effect before a reduction in Base Salary that constitutes Good Reason for resignation), such payment to be made in a single cash payment.

        (c) The Company shall pay an amount equal to the product of the Multiple (as defined below) times the greater of (x) the highest annual bonus paid to the Executive for the three (3) fiscal years of the Company ended immediately before the Date of Termination or (y) fifty percent (50%) of the Executive’s Base Salary at the rate in effect on the Date of Termination (or in the case of a Voluntary Termination for Good Reason, at the rate in effect before a reduction in Base Salary that constitutes Good Reason for resignation), such payment to be made in a single cash payment.
        (d) The Company shall pay an amount equal to the product of (x) the Annual Bonus paid to the Executive for the fiscal year of the Company ended immediately before the Date of Termination and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year that includes the Date of Termination and the denominator of which is 365, such payment to be made in a single cash payment.
        (e) The Company shall pay an amount equal to the Multiple (as defined below) times the annual premium or cost paid by the Company for the health, dental and vision insurance coverage for the Executive and the Executive’s eligible dependents as in effect on the Date of Termination plus an amount equal to the Multiple (as defined below) times the annual premium or cost paid by the Company for the disability and life insurance coverage for the Executive as in effect on the Date of Termination, such payment to be made in a single cash payment.
The Multiple is “one and one-half (1.5)” if the Executive’s employment ends upon a Termination Without Cause before the date of a Change in Control and a Change in Control does not occur within ninety (90) days after the Date of Termination or if the Executive’s employment ends upon a Voluntary Termination With Good Reason before the date of a Change in Control. The Multiple is “two (2.0)” if the Executive’s employment ends upon a Termination Without Cause on or after the date of a Change in Control or within the ninety (90) day period preceding the date of a Change in Control or if the Executive’s employment ends upon a Voluntary Termination With Good Reason on or after the date of a Change in Control.
No benefits will be paid or provided to, or on behalf of, the Executive under this Section 10 unless the Executive has signed a release and waiver of claims in a form reasonably prescribed by the Company, releasing the Company and its officers, directors and affiliates from all claims the Executive has or may have against such parties, and such release and waiver of claims has become binding and irrevocable on or before the forty-fifth (45th) day after the date the Executive’s employment ends upon a Termination Without Cause or a Voluntary Termination for Good Reason. Subject to the Executive’s satisfaction of the requirements of the preceding sentence and subject to Section 13, the cash benefits payable under this Section 10 shall be paid on the sixtieth (60th) day after the Executive’s employment ends upon a Termination Without Cause or a Voluntary Termination for Good Reason; provided, however, that if the Executive’s employment ends upon a Termination Without Cause and additional amounts become payable under this Section 10 because a Change in Control occurs within ninety (90) days after the Date of Termination, such additional amounts shall be paid on the fifth (5th) business day after the date of the Change in Control or, if later, the sixtieth (60th) day after the Executive’s employment ends upon a Termination Without Cause.

     11. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following definitions:
        (a) “Change in Control” for purposes of this Agreement, has the same meaning as such term is defined in the Company’s 2010 Equity Incentive Plan.
        (b) “Disability” means that the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).
        (c) “Termination With Cause” means the termination of the Executive’s employment by act of the Company’s Board of Directors on account of (i) the Executive’s failure to perform a material duty or the Executive’s material breach of an obligation set forth in this Agreement or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the Executive’s breach of Executive’s fiduciary duties to the Company, (iii) the Executive’s conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise or (iv) the Executive’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Board and that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the Executive.
        (d) “Voluntary Termination” means the Executive’s voluntary termination of his employment hereunder for any reason other than a Voluntary Termination for Good Reason. For purposes of this Section 11, the term Voluntary Termination does not include a voluntary refusal to perform services on account of a vacation taken in accordance with Section 6(a) hereof, the Executive’s failure to perform services on account of his illness or injury or the illness or injury of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.
        (e) Voluntary Termination for “Good Reason” means the Executive’s termination of his employment hereunder on account of (i) the Company’s material breach of the terms of this Agreement or a direction from the Board that the Executive act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the Executive’s duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent or the Company preventing the Executive from fulfilling or exercising his material duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent, (iii) a material reduction in the Executive’s Base Salary or Annual Bonus opportunity or (iv) a requirement that the Executive relocate his employment more than fifty (50) miles from the location of the Executive’s principal office on the date of this Agreement, without the consent of the Executive, other than a requirement that the Executive relocate his employment to Sioux Falls, South Dakota. The Executive’s resignation shall not be deemed a “Voluntary Termination for Good Reason” unless the Executive gives the Board written notice (delivered within thirty (30) days after the Executive knows of the event, action, etc. that the Executive asserts constitutes Good Reason), the event, action, etc. that the Executive asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Executive, within thirty (30) days after such notice and the Executive resigns effective not later than thirty (30) days after the expiration of such cure period.
     12. CODE SECTION 280G. The benefits that the Executive may be entitled to receive under this Agreement and other benefits that the Executive is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 12, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount than the Executive would receive absent a reduction.
     The Accounting Firm will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.
     The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
     The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Company a copy of its detailed calculations supporting that determination.
     As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 12, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 12 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 12 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the

Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.
     For purposes of this Section 12, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Change in Control. For purposes of this Section 12, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 12, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
     13. CODE SECTION 409A. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 13, the Board shall modify this Agreement in the least restrictive manner necessary and without reducing any payment or benefit due under this Agreement. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.
     With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.
     If a payment obligation under this Agreement arises on account of a Change in Control or the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only if the Change in Control constitutes a change in ownership or effective control of the Company, etc. as provided in Treasury Regulation section 1.409A-3(i)(5) or after the

Executive’s separation from service (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Executive is a specified employee (as defined under Treasury Regulation section 1.409A-1(i)), any payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following his death.
     14. TAX WITHHOLDING. All payments to be made under this Agreement shall be reduced by applicable income and employment tax withholdings.
     15. COVENANTS OF THE EXECUTIVE.
        (a) General Covenants of the Executive. The Executive acknowledges that (i) the principal business of the Company is acquiring, owning, renovating and developing upscale and mid-scale hotels without food or beverage facilities (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”), (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope; (iv) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company and to “trade secrets,” as defined in the South Dakota Uniform Trade Secrets Act, of the Company and its subsidiaries; (v) the covenants and agreements of the Executive contained in this Section 15 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 15.
        (b) Covenants Against Competition. The covenant against competition herein described shall apply during the Term and for a period of one (1) year following a termination of the Executive’s employment with the Company and its subsidiaries for any reason (the “Restriction Period”). During the Restriction Period the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, that is similar to an engagement in an executive, senior management, strategic or professional capacity although otherwise named in any business or venture engaged in the Business and that owns at least twenty-five (25) hotels, at least one of which is located within twenty-five (25) miles of any hotel acquired, owned, managed, developed or re-developed by the Company and its subsidiary, or within twenty-five (25) miles of any hotel the Company is pursuing to acquire, own, manage, develop or re-develop so long as the pursuit of such began prior to, and remained ongoing at the time of the termination of the Executive’s employment; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Effective Date, which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity. Notwithstanding the foregoing, this Section 15(b) shall not apply after the Executive’s Termination without Cause or Voluntary Termination for Good Reason.
        (c) Confidentiality. During and after the Executive’s employment with the Company and its affiliates, except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company of any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; (v) was legally in the possession of or developed by the Executive prior to the Effective Date; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency.
        (d) Nonsolicitation. During the Restriction Period, the Executive shall not, without the Company’s prior-written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company on the Date of Termination or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company on the Date of Termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.
        (e) Company Property. During and after the Executive’s employment with the Company and its affiliates, all memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the

Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. Notwithstanding the above, software, methods and material developed by the Executive prior to the Term of the Agreement shall not be the Company’s property.
        (f) Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of this section 15 (the “Covenants”) would result in irreparable injury and damage for which money damages, would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Covenants, the Company and its affiliates shall have the right and remedy to have the Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants. The Company has the right to cease making the payments or benefits to the Executive in the event of a material breach of any of the Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.
        (g) Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement; and that the Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.
        (h) Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Covenants, including, without or any part thereof are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
        (i) Enforceability of Restrictive Covenants; Jurisdictions. The Company and the Executive intend to and hereby consent to jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the geographical scope of the Covenants. If the courts of any one or more of such jurisdictions hold the Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata [or, prescribe state for jurisdiction].
     16. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or three (3) days following the date when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	Summit Hotel Properties, Inc. Attn: Corporate Secretary 2701 South Minnesota Avenue, Suite 6 Sioux Falls, South Dakota 57105

To the Executive:	Stuart J. Becker

     17. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.
     18. ARBITRATION. Any claim or controversy arising out of, or relating to, this Agreement or its breach, shall be settled by arbitration in Sioux Falls, South Dakota in accordance with the governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. In the event one of the parties hereto requests an arbitration proceeding under this Agreement, such proceeding shall commence within 30 days from the date of such request. The prevailing party shall be entitled to reasonable attorney’s fees and costs.
     19. APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of South Dakota.
     20. NO SETOFF. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by a setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under the provisions of this Agreement.
     21. ASSIGNMENT. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Executive’s rights and obligations under this Agreement shall insure to the benefit of and shall be binding upon the Executive’s successors and assigns.
     22. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the ___ day of _______, 2010.

SUMMIT HOTEL PROPERTIES, INC.
By:
Title:

STUART J. BECKER

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